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                                                                   EXHIBIT 10.20

                                                               February 11, 2000

Mr. M. Jeffrey Branman

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Dear Jeff:

         This letter sets forth our understanding and agreement with respect to your resignation as Senior Vice President - Corporate Development of Venator Group, Inc. (the "Company") and sets forth the arrangements to which we have agreed.

         1. Termination of Employment. Your employment with the Company shall continue until February 29, 2000 (the "Termination Date"). You shall resign as Senior Vice President - Corporate Development of the Company effective as of January 29, 2000, and as Chief Executive Officer of Footlocker.com/Eastbay effective as of February 29, 2000. You shall execute and deliver a letter of resignation in the form annexed hereto as Exhibit A.

         2. Payments. Provided you continue to be employed by the Company on the Termination Date and have satisfactorily performed your responsibilities through such date, including cooperating in the transfer of your responsibilities, the Company shall make the following payments to you:

                  (a) On the Termination Date, the amount of $430,000, which represents 50 percent of the severance benefit payable to you.

                  (b) On February 28, 2001, provided you have not violated the provisions of Section 6, the amount of $430,000, plus interest for the period from the Termination Date to the date on which such payment is made, calculated at the prime rate of interest as stated in The Wall Street Journal on the Termination Date.

                  (c) On the Termination Date, the additional amount of $1,440,000 in lieu of any special incentive bonus or any other discretionary bonus to which you might otherwise be entitled.

                  (d) On the Termination Date, in accordance with the Company's normal policies and practices, (i) salary and reimbursement of any business expenses related to the period prior to the Termination Date and (ii) an amount in lieu of any accrued but unused vacation as of the Termination Date.
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                  (e) You shall be eligible to receive a payment for the 1999 fiscal year under the Company's Annual Incentive Compensation Plan applicable to senior corporate executives in accordance with the terms of such plan. Such payment, if any, would be made on or before April 30, 2000.

                  (f) You shall be eligible to receive payments under the Long-Term Incentive Compensation Plan for the Performance Periods ending January 29, 2000 pursuant to the provisions of that plan. Such payment, if any, would be made on or before April 30, 2000. You shall not be eligible to receive payments under the Long-Term Incentive Compensation Plan for any other period.

                  (g) All amounts payable to you hereunder shall be subject to appropriate withholding for federal, state, and local income taxes.

         3.       Stock Option and Stock Purchase Plans.

                  (a) All unexercised stock options granted to you prior to the date hereof, and not exercised or cancelled on or before the Termination Date, pursuant to the provisions of the 1995 Stock Option and Award Plan or the 1998 Stock Option and Award Plan (the "Option Plans"), shall remain exercisable in accordance with the relevant provisions of the Option Plans. Your "effective date of termination" for purposes of the Option Plans shall be the Termination Date and your termination shall, for the purposes of such plans, be treated as your voluntary resignation from the Company.

                  (b) Your right to participate in the 1994 Venator Group Employees Stock Purchase Plan shall be in accordance with the terms of such plan and shall cease as of the Termination Date.

         4. Pension Benefits. You are not vested in the Venator Group Retirement Plan and the Excess Cash Balance Plan, and you shall not be entitled to any payments or other benefits from such plans or from the Supplemental Executive Retirement Plan.

         5.       Other Benefits.

                  (a) You shall be entitled, to the extent permitted under legal and underwriting requirements, if any, to participate during the one-year period following the Termination Date in any group medical, dental, or life insurance plan you participated in prior to your Termination Date under substantially similar terms and conditions as an active employee, provided that your participation in such group medical, dental and life insurance benefits shall correspondingly cease at such time as

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you become eligible for a future employer's medical, dental and/or life insurance coverage (or would become eligible if you did not waive coverage). Your entitlement to elect continuation coverage under the Company's group health plans pursuant to COBRA shall commence on the earlier of the date participation in such plans ceases or the end of such one-year period. Notwithstanding the foregoing, you may not continue to participate in such plans on a pre-tax or tax favored basis. Your participation in any group disability or voluntary accidental death and dismemberment plans for active employees of the Company shall cease on the Termination Date.

                  (b) The Company shall provide to you, at its expense, until the earlier of six months following the Termination Date or such time as you shall have secured other full-time employment, the services of an outplacement consultant.

         6.       Confidentiality and Competition.

                  (a) You will not communicate or disclose to any unauthorized person, or use for your own account, without the prior written consent of the Chief Executive Officer of the Company, any proprietary processes, or other confidential information of the Company or any subsidiary concerning their business or affairs, accounts or customers, it being understood, however, that the obligations of this Section 6(a) shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances in which you are legally required to do so or (b) become generally known to and available for use by the public other than by your wrongful act or omission.

                  (b) You shall not, without the prior written consent of the Chief Executive Officer of the Company, for the one-year period following your Termination Date engage in Competition. As used herein, "Competition" shall mean the (i) participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, or in any capacity whatsoever (within the United States of America, or in any country where any of your former employing members of the Control Group does business) in a business in competition with any business conducted by any member of the Control Group for which you worked at any time, provided, however, that such participation shall not include (A) the mere ownership of not more than 1 percent of the total outstanding stock of a publicly held company; (B) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in which any of your employing members of the Control Group is engaged; or (C) any activity engaged in with the prior written approval of the Chief Executive Officer of the Company; or (ii) intentional recruiting, soliciting or inducing, of any employee or employees of the Control Group to terminate their employment with, or otherwise cease their relationship with the former employing members of the Control Group where such employee or employees do in fact so terminate their employment.

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                           (i) As used in herein, "Control Group" shall mean the
Company and its Affiliates. "Affiliate" shall mean the Company and any entity affiliated with the Company within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended and as hereafter amended from time to time ("Code") with respect to a controlled group of corporations, Code Section 414(c) with respect to trades or businesses under common control with the Company, Code
Section 414(m) with respect to affiliated service groups and any other entity required to be aggregated with the Company under Section 414(o) of the Code. No entity shall be treated as an Affiliate for any period during which it is not part of the controlled group, under common control or otherwise required to be aggregated under Code Section 414.

                           (ii) Notwithstanding the above provisions on
Competition, you shall not be considered to have engaged in Competition during the one-year period following your Termination Date solely as a result of your providing investment banking advice or services to a business in competition with any business conducted by any member of the Control Group; provided, however, that such investment banking services or advice do not involve (i) representing or assisting any person or group of persons for the purpose of seeking control of or influencing the management, business, or policies of, the Company or (ii) any transaction to which the Company, or any subsidiary or affiliate of the Company, is a party and where you are personally providing investment banking advice or services to the counter-party with respect to its transaction with the Company. Notwithstanding the provisions of the preceding sentence, nothing herein shall prohibit a firm with which you are affiliated from providing such advice or services provided that you personally adhere to the provisions of this paragraph.

                           (iii) If any restriction set forth with regard to
Competition is found by any court of competent jurisdiction or an arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

                  (c) If you engage in such wrongful conduct or otherwise violate the provisions of Section 6 of this agreement, you will forfeit your entitlement to any rights granted by this letter agreement (except as otherwise provided under applicable law) and the Company shall not have any further obligation under this letter agreement.

         7. Release from Claims. In consideration of all of the foregoing, you, for yourself and for your heirs, executors, administrators, successors, and assigns, hereby agree to release and forever discharge the Company and its subsidiaries and affiliates,

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and their respective officers and directors, from any and all actions, causes of action, claims, demands, and liabilities of whatsoever nature arising out of, or in connection with, your employment with the Company and any of its subsidiaries and affiliates, or otherwise, whether arising before or after the date hereof. The foregoing shall include, but not be limited to, any claim of employment discrimination under the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, or any other federal or state labor relations law, equal employment opportunity law, or civil rights law, regulation or order. Federal law requires that we advise you to consult with an attorney of your choice (at your own cost). In addition, federal law also provides that you have 21 days from the date of this letter to consider your decision to agree to the terms of this agreement, including any release of the Company and its subsidiaries, from liability as provided in this paragraph. Furthermore, you have the right to change your mind at any time within one week after signing. In addition, you hereby acknowledge that you have been given full opportunity to review this letter, including sufficient opportunity for appropriate review with any advisors selected by you. The foregoing shall not constitute a release of any and all claims you may have against the Company for breach of any of the provisions of this letter agreement.

                  You understand and agree that the payments and benefits provided for in this agreement shall be in lieu of any and all amounts that would be payable to you, and that no other amounts will be paid to you for any reason whatsoever.

         8. Assignment. Neither this letter agreement, nor any of the rights arising hereunder, may be assigned by you. You agree to execute such additional documents as the Company may require to carry out this letter agreement.

         9. Prior Agreements. The severance agreement between you and the Company dated as of May 5, 1999, and the supplemental letter agreement dated April 24, 1997 and amended as of May 5, 1999, are hereby terminated without further obligation by either party to the other, and shall be of no further force and effect.

         10. Miscellaneous.

                  (a) This letter agreement represents our total understanding and agreement with regard to the subject matter hereof, and supersedes any previous discussions or writings. This letter agreement may not be amended or modified, and no term or provision hereof may be waived or discharged, unless agreed to in writing by you and the Company. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision hereof.

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                  (b) The section headings herein are for convenience of
reference only and shall not affect or be utilized in the construction or interpretation of this agreement.

                  (c) This letter agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

                  (d) The offer of the Company contained in this letter agreement shall terminate and be of no further force and effect at 12:01 A.M. New York City time on the twenty-second day following the delivery of this letter to you, unless you have signed and returned the letter to us, unaltered, before such date and time.

         11. Governing Law. This letter agreement shall be governed by, and construed under, the laws of the State of New York applicable to contracts made between residents of such state and to be wholly performed in such state.

         If this letter agreement correctly sets forth our agreement, please execute the duplicate copy of this letter agreement enclosed for that purpose, and deliver it to us, at which time this letter agreement shall serve as a binding and enforceable agreement between us.

                                            Very truly yours,
                                            VENATOR GROUP, INC.


                                            By:/s/ Dennis M. Lee
                                               --------------------------------
                                               Senior Vice President

Agreed:

/s/ M. Jeffrey Branman
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M. Jeffrey Branman


Witnessed:

/s/ Sheilagh M. Clarke
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February 16, 2000

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                                    EXHIBIT A


                                           ___________________, 2000


Board of Directors
Venator Group, Inc.
233 Broadway
New York, NY  10279

Gentlemen and Ladies:

         I hereby resign my position as Senior Vice President - Corporate Development of Venator Group, Inc. (the "Company") and from any other position I may hold with the Company, effective as of January 29, 2000. I understand that my employment will continue through February 29, 2000.

         I hereby further resign as Chief Executive Officer of Footlocker.com/Eastbay, a subsidiary of the Company, and from any other position I may hold with any subsidiary or affiliate of the Company, effective as of February 29, 2000.

                                  Yours truly,

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